Exhibit 99.1

                         ANSYS ACQUIRES CENTURY DYNAMICS

   COMPANY CONTINUES MISSION TO BROADEN ENGINEERING SIMULATION PRODUCT SUITE

     SOUTHPOINTE, Pa., Jan. 5 /PRNewswire-FirstCall/ -- ANSYS, Inc. (Nasdaq:
ANSS), a global innovator of simulation software and technologies designed to optimize product development processes, today announced that it has acquired Century Dynamics, Inc., a leading provider of sophisticated yet easy-to-use simulation software for solving linear, nonlinear, explicit and multi-body hydro-dynamics problems. The up-front purchase price of $5,000,000 will be paid in cash. In addition, the agreement provides for future payments contingent upon the attainment of certain performance criteria. Excluding the effects of acquisition-related amortization and any one-time deal related charges, the acquisition is expected to be slightly accretive to earnings within fiscal year 2005.

     "Century Dynamics' focus on ease-of-use is very much aligned with our focus, only in a completely parallel technology," said Jim Cashman, president and CEO at ANSYS, Inc. "This acquisition is attractive to customers, stockholders and employees for its advanced technology, growth potential and market presence. We believe that by aligning our global sales and marketing resources with Century Dynamics' outstanding technology, we will continue to deliver a more complete and comprehensive solution to our customers."

     Century Dynamics' main product, AUTODYN(R), can solve many types of problems with its extensive solver library. Solvers include computational structural dynamics finite element solvers (FE), finite volume solvers for fluid dynamics (CFD), mesh-free particle solvers for high velocity, large deformation and fragmentation problems (SPH), and multi-solver coupling for multi-physics solutions including coupling between FE, CFD and SPH methods.

     "We are constantly looking to strengthen our product offering so that we can address a larger percentage of the overall simulation needs of a virtual product development process," said Mike Wheeler, vice president and general manager of the Mechanical Business Unit at ANSYS. "Our immediate goal with Century Dynamics is to begin technology-sharing projects and have products embedded into the ANSYS(R) Workbench(TM) later this year."

     The acquisition of Century Dynamics will support ANSYS' continued global expansion and will provide new opportunities for both organizations to further develop breakthrough and innovative CAD/CAE solutions that accelerate the application of CAE simulation results to design decisions. Century Dynamics will continue to operate as a separate subsidiary, maintaining its products, sales channels and other partner relationships.

     "Century Dynamics offers strong capabilities in structural and fluid dynamics problems and is a leading innovator in techniques for fluid-structure interaction which will enhance current ANSYS technology," said Naury Birnbaum, a founder of Century Dynamics, Inc. "Plus, our strengths in the government/defense and offshore fields are a natural complement to the ANSYS product line. Customers and partners of Century Dynamics will directly benefit from this acquisition by working with an innovative company like ANSYS that is truly leading the advancement in simulation technology."

     About Century Dynamics, Inc.
     Century Dynamics designs, develops, globally markets and supports advanced engineering and scientific simulation software. It provides solutions for understanding how designs and processes behave in real world applications. Century Dynamics services a wide spectrum of industries including aerospace, automotive, defense, education, marine, offshore, petrochemical, power and security. For two decades, the world's most prestigious companies and institutions have relied on Century Dynamics' significant, unique and proven technologies coupled with its world-class technical expertise to give them insight into solutions for their most difficult engineering problems. For more information visit http://www.century-dynamics.com .

     About ANSYS, Inc.
     ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. ANSYS focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost- conscious product development, from design concept to final-stage testing and validation. Headquartered in Canonsburg, Pennsylvania U.S.A. with more than 25 strategic sales locations throughout the world, ANSYS, Inc. employs approximately 550 people and distributes its products through a network of channel partners in over 40 countries. Visit http://www.ansys.com for more information.

     ANSYS and ANSYS Workbench and any and all ANSYS, Inc. product and service names are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries located in the United States or other countries. ICEM CFD is a trademark licensed by ANSYS, Inc. All other trademarks or registered trademarks are the property of their respective owners.

     The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. These forward- looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward- looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully retain the current employees of Century Dynamics, the Company's ability to integrate Century Dynamics into its business without incurring unanticipated costs or high levels of management distraction, the Company's ability to protect its proprietary technology and maintain its technological lead over competitors, the emergence of competitive products and unforeseen technical issues, and other risks and uncertainties that are detailed from time to time in periodic reports filed by the Company with the Securities Exchange Commission.

SOURCE  ANSYS, Inc.
    -0-                             01/05/2005
     /CONTACT: Media, Kelly Wall, +1-724-514-3076, or kelly.wall@ansys.com , or Investors, Lisa O'Connor, +1-724-514-1782, or lisa.oconnor@ansys.com , both of ANSYS, Inc./
    /Web site:  http://www.ansys.com
                http://www.century-dynamics.com /
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